SUBCONTRACTOR AGREEMENT

         This Subcontractor Agreement (the "Agreement") is entered into between Techniki Informatica, Inc. a division of Network Staffing Services, Inc. ("NSSI") and JITsource, LLC ("JIT"), as of the 8th day of March, 2000.

         WHEREAS, NSSI and MCI Telecommunications (MCI) have entered into Primary Vendor Master Agreement (the “Master Agreement”), whereby NSSI has agreed to supply MCI with personnel to perform Work for MCI. A copy of the Master Agreement is attached hereto as Exhibit A and in incorporated by reference.

        WHEREAS, under the Master Agreement NSSI may perform such Work for MCI with its own employees and employees of approved subcontractor firms;

          WHEREAS, MCI has approved JIT as a subcontractor firm;

         NSSI and JIT therefore agree as follows:

         1.           Definitions.      Defined terms in the Master Agreement shall have the same meaning in this Agreement, unless a different meaning is articulated or otherwise required by the context.

         2.           Term.     This Agreement shall be effective as of March 8, 2000, and shall remain in full force and effect until December 31, 2000, unless properly terminated earlier pursuant to the terms of this Agreement. Nothing in this Agreement obligates NSSI to offer JIT the opportunity to perform any Work or JIT to accept any request to perform Work. However, all terms and conditions of this Agreement shall remain in force during any and all periods for which JIT performs Work and for any other periods before and/or after as stated herein.

        Prior to the commencement of any Work, NSSI and JIT will execute a Purchase Order on the form attached as Exhibit II to the Agreement which shall be considered part of this Agreement and binding on th parties. JIT’s services under any such Purchase Order will terminate at the end of the minimum time requirement covered by the Purchase Order and any renewals or extensions therefore (the “End Date”), or upon twenty-four hours written notice if for any reason MCI no longer desires the services of JIT. JIT may not voluntarily terminate its services under any Purchase Order before the End Date unless, as stated in writing by MCI, the Work has been completed or the services are no longer required.

         3.           Relationship of parties.      All JIT personnel at MCI shall be subcontracted through NSSI for the term of this Agreement. The parties acknowledge and agree that JIT may provide services to clients other than MCI through other vendors. Each party hereto shall act as an independent contractor without authority to bind the other party. The parties' relationship under this Agreement shall not constitute a joint venture, partnership, or any other form of business arrangement other than that of independent contractor.

3.1	JIT shall devote its best efforts, attention, knowledge and skill to the performance of this Agreement. Without notification of any obligation of JIT under this Agreement, JIT will provide day to day management and supervision of the Work performed by JIT personnel, including without limitation determining in its reasonable discretion the time, scheduling, manner, method and place of performance of the Work performed by JIT personnel.

3.2	JIT represents and warrants that pursuant to the Internal Revenue Code of 1986, the regulations promulgated therein and applicable provisions of the common law, all JIT personnel will be independent contractors in relation to NSSI and MCI. Accordingly, JIT will file all required forms and necessary payments appropriate to the status of JIT personnel as independent contractors in relation to NSSI and MCI. In the event such independent contractor status is denied or changed and any JIT personnel are declared to have “employee” status with respect to NSSI or MCI, JIT agrees to hold NSSI and MCI harmless from all costs, including any interest, penalties, and legal fees, which NSSI or MCI may incur as a result of such change in status. JIT is providing the Work under this Agreement as an independent contractor. JIT shall file all forms and make all payments necessary or appropriate to preserve or support such independent contractor tax status.

3.3	JIT is responsible for all employee-related benefits applicable to JIT personnel performing Work under this Agreement. NSSI and MCI shall not be obligated to provide JIT personnel with employee benefits of any type unless otherwise required by law. JIT is responsible for withholding JIT’s personnel portion of Federal Insurance Contributions Act (“FICA”) taxes, and for withholding income taxes for federal and state income tax purposes in the manner required by law. JIT will, in a timely manner, pay over all amounts withheld to the Internal Revenue Service or to the appropriate state authorities as the case may be, and will timely pay its shares of all FICA and Federal Unemployment Tax Act (“FUTA”) taxes for all JIT personnel performing Work under this Agreement. NSSI and MCI shall not have any responsibility for these employee-related tax items and shall be indemnified and held harmless by JIT from any liability, cost or expense, including any interest, penalties and legal fees, that may be assessed against or incurred by NSSI or MCI in connection with JIT’s failure to make any such payment.

3.4	JIT shall at all times remain liable to performance of Work by all JIT personnel in conformity with the terms and conditions of this Agreement.

3.5	JIT shall at all times remain solely responsible and liable for all acts and omissions of JIT personnel.

3.6	JIT agrees to restrict marketing its services to MCI, whether pursuant to this Agreement or otherwise, only to personnel within MCI’s Contractor Services Office or MCI’s Procurement Department. Specifically, JIT shall discuss prospective Projects under this Agreement only with personnel in MCI’s Procurement Department and shall discuss prospective Work involving Individual Consultants only with personnel in MCI’s Contractor Service Office. Conversely, in the event any JIT personnel are contracted by any MCI personnel who are not a member of either MCI’s Procurement Department or Contractor Service Office regarding prospective Work, JIT shall immediately notify NSSI and the MCI Procurement Department. In this regard, JIT specifically represents that it has read the Consultant Submittal and Registration Process attached hereto as Exhibit C, and agrees to abide by its terms.

         4.           Invoicing.     Invoicing and payment will take place pursuant to the MCI Vendor Partner Program Monthly Billing Procedures which are attached hereto as Exhibit IV. In the event NSSI does not receive the required information from JIT in time to be included in the master invoice to MCI, such information will be included by NSSI in the next month's master invoice. NSSI does not accept any responsibility for delays in payment to JIT by the failure of NSSI to receive the required information from JIT in a timely fashion.

         5.           Management fee.     NSSI shall charge JIT a management fee (also known as a partner fee) of three dollars per billable hour for all JIT individuals placed at MCI billed through Techniki. The management fee will be deducted from the amounts paid to JIT after effect is given to any discounts to which MCI, under MCI's Master Agreement attached hereto, may be entitled, whether because of early payment, volume, or otherwise. This fee shall remain in effect for the duration of such individual's contract at MCI. NSSI shall charge JIT a management fee (also known as a partner fee) of seventy-five cents per billable hour for all JIT's "rebilling" for individuals placed at MCI. NSSI reserves the right to charge JIT a different rate for any future JIT personnel placed at MCI.

         6.           Payment.      NSSI shall have no obligation to make payments to JIT under this Agreement unless and until such amounts are received by NSSI and MCI. Any amounts owed by JIT to NSSI under this Agreement, including management fees, wire fees, and any refunds due to MCI or NSSI (whether under Article II of the Master Agreement or otherwise) may be deducted by NSSI from the amounts paid to JIT.

         7.           Orders.     For any orders received by NSSI from MCI Contractor/Vendor Services for JIT personnel, NSSI will distribute such order to JIT within 24 hours of receipt of such order by NSSI. From time to time, NSSI may receive generic order for personnel from MCI. NSSI may, in its sole discretion, attempt to fill such generic orders with its own personnel, with JIT personnel, or with personnel from any other source. JIT acknowledges that it has read and will abide by the Consultant Submittal and Registration Process which is attached hereto as Exhibit III. Because MCI requires that all personnel placed at MCI be registered with MCI Contractor/Vendor Services prior to their start date, all communications regarding the placement of JIT personnel at MCI MUST be coordinated with NSSI. JIT specifically acknowledges that MCI will “no bill” and thus will not pay for, the first month’s billing for any personnel who report to work prior to being registered with MCI Contractor/Vendor Services. JIT agrees to bear the risk of any such “no bill”, and in the event MCI “no bills” any month’s billings for JIT personnel, NSSI shall have no obligation to pay any amount to JIT.

         8.           Insurance.     JIT shall maintain in full force and effect insurance which is equivalent to that required of Contractor by 14.3 of the Master Agreement and Exhibit E thereto. MCI and NSSI shall be named as ADDITIONAL INSUREDS on each such policy. All tangible property furnished to JIT by NSSI or MCI shall be kept insured by JIT at JIT's expense in an amount equal to the replacement cost with loss payable to NSSI or MCI, as appropriate. JIT will provide copies of the binder, the policy, and/or a certificate of insurance to NSSI or MCI upon request.

         9.           MCI guidelines.      JIT has read the Master Agreement and agrees to abide by and be bound by its terms. JIT agrees to abide by any guidelines which MCI may require during the term of this Agreement.

         10.           Non-solicitation.      The parties hereto agree that they will not hire or solicit for hire any employee known to the other party because of MCI during the term of this Agreement and for six (6) months following its termination. This provision may not be waived except, in any specific instance, by prior written agreement signed by both parties. A waiver of this prohibition in any specific instance shall not be deemed a waiver in any other instance, and a written agreement is required for each such waiver to be effective.

         11.           Proprietary and confidential information.     The parties acknowledge that they may acquire certain technical and other information under this agreement which is proprietary and confidential to the other party. The terms, purpose, and subject matter of this Agreement, and any performance by either party, are confidential information and shall not be disclosed to any third party other than MCI by any party in any manner without the prior written approval of the other party. The party receiving such proprietary information will take reasonable precautions to prevent the disclosure of such information to any other person, firm or organization. That parties agree that damages may not be an adequate remedy in the case of such a disclosure, and that the other party may obtain injunction relief, in addition to any other legal or equitable remedies or damages, to prevent the disclosure of proprietary information by the other party. Proprietary information does not include the following:

a.	information known to the other party prior to receipt from the disclosing party;
b.	information that is obtained from a third party without breach of this Agreement;
c.	information within the public domain;
d.	information developed independently; or
e.	information released without restriction by the disclosing party to anyone including the federal government.

This provision shall survive the termination of this Agreement.

         12.           Warranties.

12.1	JIT makes each of the representations and warranties of Contractor in Article 12 of the Master Agreement. JIT shall be responsible for, indemnify and hold NSSI and MCI harmless from any damages, costs, liabilities, and/or expenses (including without limitation reasonable attorney’s fees and costs), arising out of the breach of any such warranties. JIT shall, at not additional cost to NSSI or MCI, within seven (7) days after notice from NSSI or MCI, correct and redeliver to NSSI or MCI, as th case may be, any Work not in compliance with any such warranties.

12.2	JIT represents and warrants that the Work shall not infringe upon or violate any patent, copyright, trademark, trade secret or other intellectual property right of any third party.

12.3	JIT will defend at its expense and indemnify and hold harmless NSSI, MCI, MCI’s affiliated and MCI’s third party users of any of the Work and its and their respective directors, officers, employees, agents and advisers (each, as to JIT, and “Indemnified Party”) from and against any action, suit or other proceeding, to settlement thereof, to the extent that such action, suit or proceeding claims against the Indemnified Party that intellectual property rights of the claimant are infringed by use by an Indemnified Party of any of the Work. JIT shall pay those losses, damages, expenses and costs, including without limitation attorney’s feed and expenses, awarded against, or incurred by, any Indemnified Party in, or as a result of any such action, suit or proceeding, or settlement thereof that are attributable to such claim, provided that (1) the Indemnified Party or NSSI or MCI reasonably promptly notifies JIT in writing of any such claim, (2) JIT shall be accorded control of the defense and of all negotiations for settlement or compromise of such claim, and (3) NSSI and the Indemnified Party if other than NSSI cooperate with JIT in the defense and settlement of such claim, including providing to JIT, at JIT’s expense, such information and assistance as JIT may reasonably requires. The Indemnified Party may, at its own expense, be represented in such defense.

12.4	JIT agrees that should the Work or any portion of the Work provided by JIT become, or in MCI’s opinion be likely to become, the subject of a claim of infringement, or should use of the Work be finally enjoined, JIT shall, at its expense:

A.	Procure for MCI the right to continue using, relying upon and receiving the Work;

B.	Replace or modify the Work to make it non-infringing while still complying with the applicable specifications or other requirements of this Agreement and the relevant Statement of Work and/or Purchase order; or

C.	Only of neither of the foregoing can be accomplished without impacting the economic viability of JIT, JIT shall reimburse NSSI and/or MCI any amounts received by JIT for the Work.

12.5	JIT will further defend at its expense and indemnify and hold harmless the Indemnified Parties from and against any action, suit, or other proceeding, or settlement thereof, to the extent that such action, suit or proceeding arises out of results from any one of the following:

A.	Damage to property and injuries, including without limitation death, to all persons, arising from any occurrence caused by any act or omission of JIT or JIT personnel related to the performance of this Agreement.

B.	JIT's material breach of any of its representations, warranties, covenants or obligations contained in this Agreement;

C.	JIT's independent contractor status being denied or changed or JIT or its personnel are declared to have "common law" or "employee" status with respect to the Work performed under this Agreement;

D.	JIT's failure (1) to provide any employee-related benefits applicable to JIT personnel performing Work under this Agreement, or (2) to withhold and/or remit all amounts required by applicable law, rule, regulation, JIT benefits plan or JIT policy, including but not limited to withholdings for FICA, FUTA, unemployment insurance, disability, pension, income tax and health insurance purposes.

JIT shall pay those losses, damages, expenses and costs, including without limitation interest, penalties, and feed of attorneys and accountants (including expenses), awarded against, or incurred by, any Indemnified Party in, or as a result of, any such suit, action or other proceeding, or any settlement thereof, provided that (a) the Indemnified Party or NSSI or MCI reasonably promptly notifies JIT in writing of any such claim, (b) JIT shall be accorded control of the defense and of all negotiations for settlement or compromise of such claim, and (c) NSSI and the Indemnified Party if other than NSSI cooperate with JIT in the defense and settlement fo such claim, including providing to JIT, at JIT's expense such information and assistance as JIT may reasonably request. The Indemnified Party may, at its own expense, be represented in such defense.

         13.           Termination.

13.1	If no Purchase Orders between NSSI and JIT are in place, then either party may terminate this Agreement for any reason, with or without cause, upon written notice to the other party. Such termination shall be effective immediately unless a different date is set forth in the notice.

13.2	If one or more Purchase Orders are in place, then either party may terminate this Agreement, except with respect to such Purchase Orders, for any reason, with or without cause, upon written notice to the other party. In such case, this Agreement shall continue to be in full force and effect with respect to such Purchase Orders until the End Date of each such Purchase Order, and the Agreement shall terminate as of the End Date of the last such Purchase Order.

13.3	Either party may terminate this Agreement for cause in the event of a substantial and material breach of the Agreement but the other party, provided that the terminating party gives written notice to the other party of such breach in specific detail and refers to it as a “substantial and material breach.” The non-terminating party must be provided thirty (30) days from receipt of such notice to cure the breach. If the breach is not cured by the thirtieth (30th) day, the terminating party must give written notice (the “Second Notice”) to the other party, within five (5) days after the thirtieth (30th) day, that the breach has not been cure dn that the terminating party is terminating the Agreement. In such a case, the termination shall be effective immediately upon receipt of the Second Notice, unless a different date is specified in the Second Notice.

13.4	NSSI may terminate this Agreement upon twenty-four (24) hours written notice if for any reason MCI terminates the Master Agreement, and Purchase Order (as defined in the Master Agreement), or Contractor request, or MCI decides for any reason that it no longer desires the services of NSSI or JIT.

13.5	NSSI may terminate this Agreement upon twenty-four (24) hours written notice in the event JIT applies for or consents to the appointment of or the taking of possession by a receiver, custodian, trustee, or liquidator of itself or of all or a substantial part of its property, makes a general assignment for the benefit of creditors, commences a voluntary case under the Federal Bankruptcy Code (as now or hereinafter in effect), or fails to contest in a timely or appropriate manner or acquiesces in writing to any petition filed against it in an involuntary case under such Bankruptcy Code or any application for the appointment of a receiver, custodian, trustee, or liquidation of itself or of all or a substantial part of its property, or its liquidation, reorganization, or dissolution.

13.6	JIT acknowledges that MCI may not allow JIT to perform services through another primary vendor within twelve (12) months of the termination date of this Agreement without a release from NSSI. In the event this Agreement is properly terminated, NSSI agrees to provide such a release provided that JIT does not owe NSSI any amounts under this Agreement, JIT is not otherwise in breach of this Agreement, and MCI consents to such release.

         14.           Mandatory arbitration.     The parties agree to arbitrate any disputes between them, including any controversy arising out of, or involving the construction or application of any of the terms, covenants, provisions, or conditions of, this Agreement. Such arbitration shall be mandatory upon the written notification of either party to the other, and shall take place exclusively in Dallas County, Texas. Such arbitration shall comply with and be governed by the provisions of the Texas General Arbitration Act, Tex. Civ. Prac. &Rem. Code 171.001 et seq., which provisions (except for 171.022) are incorporated by reference herein. The arbitrator shall have no power or authority to make any award that provides for or includes punitive, exemplary or multiple damages.

         15.           Choice of law and forum.     This Agreement shall be governed by and construed according to Texas law without giving effect to the choice of law provisions thereof. The parties expressly agree that, in the event of any dispute between them, whether or not based on this Agreement, neither party will seek or be entitled to recover any award that includes punitive, exemplary or multiple damages. Exclusive venue shall be in the state of federal courts of Dallas County, Texas, and the parties hereto expressly submit to the personal jurisdiction of such courts. This provision is not meant in any way to limit the foregoing provision requiring mandatory arbitration upon written notification of either party.

         16.           Complete agreement.     This Agreement, together with the Master Agreement and the other Exhibits attached hereto, constitutes the complete agreement between the parties with respect to the subject matter hereof, and supercedes any prior oral or written agreements. This agreement may not be modified except by written agreement signed by both parties. In the event any provision of this Agreement is found to be illegal, invalid, or unenforceable for any reason, such illegality, invalidity, or unenforceability shall not affect the legality, validity, or enforceability of the remaining provisions of this Agreement. Headings used in this Agreement are for convenience of reference only and shall not be construed as altering the meaning of this Agreement or any of its parts.

         17.           Authority.      Each person executing this Agreement as an agent or in a representative capacity warrants that he or she is duly authorized to do so.

Techniki Informatica, a division of NSSI By: /s/ Jason Skinner Name: Jason Skinner, Director of Technical Services Date: 03/14/00	Jitsource, LLC By: /s/ Reza Rahman Name: Reza Rahman Date: 03/14/00